Exhibit 4.2

AGREEMENT AND PLAN OF CONVERSION

This AGREEMENT AND PLAN OF CONVERSION (the “Agreement”) is dated as of December 23, 2013, by and among Scoop Media, Inc., a Nevada corporation (“Scoop Media”) and Global Medical REIT, Inc., a Maryland corporation (the “Corporation”).

RECITALS

A.          Scoop Media was formed in the state of Nevada on March 18, 2011,

B.          Global Medical will be a corporation organized under the laws of the State of Maryland,

C.          Section 92A.195 of the Nevada Revised Statutes (the “NRS”) and Title 3, Subtitle 9 of the Annotated Code of Maryland (the “ACM”) permit the conversion of one entity into another,

D.          This Agreement is being adopted in order to facilitate future capital raising efforts of Global Medical, including, but not limited to, a public offering or other transaction involving its securities,

E.          Upon the terms and subject to the conditions of this Agreement and in accordance with the NRS and the ACM, Scoop Media will be converted into a Maryland corporation (the “Conversion”),

F.          A majority of the shareholders and the Board of Directors of Scoop Media, have deemed it to be in their respective best interests, and in the best interest of Scoop Media, for Scoop Media to adopt the Agreement and convert into a Maryland corporation at the Effective Time (as defined below),

G.          In connection with the Conversion, one (1) share of common stock, $0.001 par value per share, of Scoop Media shall be converted into one (1) share of common stock, $0.001 par value per share of Global Medical as provided in this Agreement, and

H.          The Parties intend for the transactions contemplated by this Agreement to be governed by Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1.

THE CONVERSION

1.1          The Conversion. At the Effective Time (as defined below), Scoop Media shall be converted into Global Medical and, for all purposes of the laws of the State of Maryland, the Conversion shall be deemed a continuation of the existence of Scoop Media in the form of a Maryland corporation. At the Effective Time, for all purposes of the laws of the State of Maryland, all of the rights, privileges and powers of Scoop Media, and all property, real, personal and mixed, and all debts due to Scoop Media, as well as all other things and causes of action belonging to Scoop Media, shall remain vested in Global Medical and shall be the property of Global Medical, and the title to any real property vested by deed or otherwise in Scoop Media shall not revert or be in any way impaired by reason of any provision of the NRS; but all rights of creditors and all liens upon any property of Scoop Media shall be preserved unimpaired, and all debts, liabilities and duties of Scoop Media shall remain attached to Global Medical, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation.

1.2          Effective Time. The Conversion shall become effective upon the filing with the state of Maryland (such time of effectiveness, the “Effective Time”): (i) the Articles of Conversion in the form Attached hereto as Exhibit A (the “Articles of Conversion”) and (ii) the Articles of Incorporation of Global Medical in the form attached hereto as Exhibit B (the “Articles of Incorporation”).

1.3          Articles of Incorporation and Bylaws of Global Medical. At and after the Effective Time, Global Medical shall be governed by the Articles of Incorporation and the By-Laws of Global Medical (the “By-Laws”), both of which shall be in the forms attached hereto as Exhibit B and Exhibit C.

1.4          Directors and Officers. The initial director of Global Medical shall be Conn Flanigan. The initial officers of Global Medical shall be determined by the Board of Directors of Global Medical, promptly following the Conversion, in each case until their respective successors are duly elected or appointed and qualified.

1.5          Approval.

(a)          Scoop Media. The Conversion contemplated by this Agreement has been unanimously approved by the Board of Directors of Scoop Media in the manner required by the NRS and ratified by a majority of the shareholders of Scoop Media.

(b)          Global Medical. The Conversion contemplated by this Agreement has been unanimously approved by the Board of Directors of Global Medical. No approval by the shareholders of Global Medical was required as none of its shares of stock have been issued prior to the Effective Date.

1.6          Termination. This Agreement may be terminated and/or the Conversion abandoned at any time prior to the Effective Time by the action of Scoop Media. In the event of termination of this Agreement and/or abandonment of the Conversion, this Agreement shall become void and of no further force and effect without liability on the part of any party hereto or their respective officers and agents.

Article 2.

CONVERSION; CERTIFICATES

2.1          Conversion of Units. At the Effective Time, by virtue of the Conversion and without any action on the part of Scoop Media, its shareholders or Global Medical, each share of common stock of Scoop Media shall be canceled, extinguished and converted into one (1) share of common stock of Global Medical; provided, however, no fractional shares of common stock shall result from the Conversion and shall be rounded up to the nearest whole share. All of such outstanding shares of common stock of Scoop Media when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the common stock of Global Medical specified in this Section 2.1.

2.2          Registration of Shares.

(a)          Registration in Book-Entry. Shares of common stock issued in connection with the Conversion shall be uncertificated, and Global Medical shall register, or cause to be registered, such shares of its common stock into which each share of Scoop Media shall have been converted as a result of the Conversion in book-entry form.

(b)          No Further Rights in Scoop Media Common Stock. The shares of common stock of Global Medial issued upon the conversion of the outstanding shares of common stock of Scoop Media in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such common stock, and shall, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of Global Medical, as applicable.

Article 3.
COVENANTS OF THE PARTIES

Each of the Parties hereto agrees that:

3.1          Subject to the terms and conditions of this Agreement, each Party will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

3.2          The Parties agree to treat, for U.S. federal, state and local Tax purposes, the transactions contemplated by this Agreement and the Merger Agreement as governed by Sections 351 and 368 of Code and to report consistently with such treatment for all U.S. federal, state and local Tax purposes. Each Party hereto has consulted with and is relying on its own tax counsel with respect to the tax consequences of the transactions contemplated by this Agreement and the Merger Agreement.

IN WITNESS WHEREOF, Scoop Media has caused this Agreement of Conversion to be duly executed as of the date first above written.

Scoop Media, Inc.		Global Medical REIT, Inc.

By:	/s/ Conn Flanigan	By:	/s/ Conn Flanigan
Name:	Conn Flanigan	Name:	Conn Flanigan
Title:	Chief Executive Officer	Title:	Director, Secretary

Exhibit A

Articles of Conversion

A-1

Exhibit B

Articles of Incorporation of Global Medical REIT Inc.

B-1

Exhibit C

By-Laws of Global Medical REIT Inc.

C-1